Exhibit 14.1

VivoSim Labs, Inc.

Code of Business Conduct

1.
Policy Statement

The policy of VivoSim Labs, Inc. and its subsidiaries (collectively, the “Company”)_is to conduct its business affairs, honestly and in an ethical manner. That goal cannot be achieved unless you individually accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may call into question the Company’s reputation or integrity should be avoided. The Company understands that not every situation is black and white. The key to compliance with the Code of Business Conduct (the “Code”) is exercising good judgment. This means following the spirit of this Code and the law, doing the “right” thing and acting ethically even when the law is not specific. When you are faced with a business situation where you must determine the right thing to do, you should ask the following questions:

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Am I following the spirit, as well as the letter, of any law or Company policy?
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Would I want my actions reported publicly or in the media?
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What would my family, friends or neighbors think of my actions?
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Will there be any direct or indirect negative consequences for the Company?

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act contrary to this Code.

2.
Compliance with Laws and Regulations

The Company seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

The Company is committed to full compliance with the laws and regulations of the cities, states and countries in which it operates, including regulations imposed by federal, foreign, state and municipal government agencies, such as the U.S. Food and Drug Administration. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

As explained below, you should always consult your manager or the General Counsel, (the “GC”), or in the absence of a GC, the Chief Financial Officer (“CFO”), with any questions about the legality of you or your colleagues’ conduct.

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Full, Fair, Accurate, Timely and Understandable Disclosure

It is of paramount importance to the Company that all disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to assist the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure.

The Company’s Chief Executive Officer (“CEO”) 1 and CFO are responsible for designing, establishing, maintaining, reviewing and evaluating on a quarterly basis the effectiveness of the Company’s disclosure controls and procedures (as such term is defined by applicable SEC rules). The Company’s CEO, CFO, GC, and such other Company officers designated from time to time by the Audit Committee of the Board of Directors shall be deemed the Senior Officers of the Company. Senior Officers shall take all steps necessary or advisable to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communication made by the Company is full, fair, accurate, timely and understandable.

Senior Officers are also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Senior Officers will take all necessary steps to ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles. Senior Officers will ensure that the Company makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Senior Officers will also ensure that the Company devises and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

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transactions are executed in accordance with management’s general or specific authorization;
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transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability for assets;

1 In the event that no individual is serving as the CEO, the Company’s Chairperson of the Board or Executive Chairperson of the Board shall be deemed the CEO for purposes of this Code.

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access to assets is permitted, and receipts and expenditures are made, only in accordance with management’s general or specific authorization; and
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the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all to permit prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

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Special Ethics Obligations For Employees With Financial Reporting Responsibilities

Senior Officers each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operations and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and by accepting the Code of Business Conduct each agrees that he or she will:

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Perform his or her duties in an honest and ethical manner.
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Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.
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Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to government agencies and in other public communications.
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Comply with all applicable laws, rules and regulations of federal, state and local governments.
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Proactively promote and be an example of ethical behavior in the work environment.

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Insider Trading

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

You are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., “tip”) someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Company’s GC or CFO. Officers, directors, employees and consultants of the Company are subject to additional responsibilities under the Company’s insider trading policy, a copy of which has been provided to each such person, and which can be obtained from the Company’s Legal Department.

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Conflicts of Interest and Corporate Opportunities

You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company’s interests.

You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company. You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

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you, or a member of your family, receive improper personal benefits as a result of your position in the Company;
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you use Company’s property for your personal benefit;
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you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;
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you work simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;
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you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

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you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;
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you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);
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you divulge or use the Company’s confidential information –such as financial data, customer information, or computer programs –for your own personal or business purposes;
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you make gifts or payments, or provide special favors, to customers, suppliers, government officials, or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier, government official or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or
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you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Neither you, nor members of your immediate family, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors. Any gifts should be turned over to Human Resources for appropriate distribution. Any exchange of gifts must be conducted so that there is no appearance of impropriety. Gifts may be given only in compliance with the Foreign Corrupt Practices Act, the UK Anti-Bribery Act, and any other relevant anti-corruption statutes.

Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager, GC or CFO and/or follow the procedures described in Sections 10 and 11 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your supervisor, GC or CFO of the conflict.

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Confidentiality

All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or service details, marketing plans; launch dates for products or services, product research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

8.
Fair Dealing

Our goal is to conduct our business with integrity.

You should endeavor to deal honestly with the Company’s customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

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bribery or payoffs to induce business or breaches of contracts by others;
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acquiring a competitor’s trade secrets through bribery or theft;
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making false, deceptive or disparaging claims or comparisons about competitors or their products or services; or
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mislabeling products or services.
9.
Protection and Proper Use of Company Assets

You should endeavor to protect the Company’s assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, research, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without receiving the prior written permission of the Information Technology Department to do so. You must refrain from transferring any data or information to any Company computer other than for Company use. You must refrain from transferring any Company data or information from a Company computer or network to a personal computer, email, or cloud storage account without express written authorization. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company’s Information Technology Department.

10.
Research Integrity

The Company is committed to providing a research environment that is based on honesty, objectivity, transparency, and accountability. The Company has established a Research Integrity Policy to ensure that all employees are aware of and fully understand our commitment to these values of research integrity.

Examples of research misconduct include, but are not limited to:

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Fabrication and/or falsification in proposing, conducting, or reviewing research, or in reporting or publishing research data or results.
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Plagiarism in proposing, conducting, or reviewing research, or in reporting or publishing research data or results.

Any employee who becomes aware of any activity that can be construed as research misconduct has a duty to promptly report the incident to the GC, CFO or any member of the Executive Team. All allegations of research misconduct will be investigated in accordance with the procedure set forth in the Research Integrity Policy.

11.
Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues

You should report any violation or suspected violation of this Code to your supervisor, the GC, CFO or any Executive Officer or via the Company’s anonymous and confidential reporting procedures.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of GC or CFO or, if appropriate, the Chair of the Audit Committee, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation, or reasonably could be expected to give rise to a violation, of this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

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In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor, the GC, CFO or the Chair of the Audit Committee. Supervisor or managers who receive any report of a suspected violation must report the matter to the GC or the CFO.
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If you have or receive notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise your supervisor, the GC, CFO or the Chair of the Audit Committee.
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If you wish to report any such matters anonymously or confidentially, then you may do so as follows:
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Mail a description of the suspected violation or other complaint or concern to:

VivoSim Labs, Inc..

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121 Attention: Legal Department or

VivoSim Labs, Inc.

11555 Sorrento Valley Road, Suite 100 San Diego, CA 92121

Attention: Audit Committee Chair

or

Contacting the Company’s GC or CFO at (858) 224-1000

or

By submitting a concern via the third-party managed Compliance and Fraud Prevention Hotline at 1-855-366- 2142

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Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.
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Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 11 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.
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No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against you for reporting alleged violations while acting in good faith.
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Compliance Procedures

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

The Code is based on the Company’s core values, good business practices and applicable law. The existence of the Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

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Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.
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CEO Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. Although the day-to-day compliance issues will be the responsibility of the Company’s managers, the GC and CFO, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.
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General Counsel. The CEO has selected the Company’s General Counsel to act as the compliance officer for the Code. In the event there is no GC, then the CFO will act as the compliance officer, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.
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Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with Section 10 or 11 of this Code.
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Screening of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.
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Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.
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Monitoring. The officers of the Company shall be responsible to review the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the “go to” persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to the GC or CFO. Managers will work with the GC or CFO in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.
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Auditing. An internal audit team selected by the Audit Committee will be responsible for auditing the Company’s compliance with the Code.
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Internal Investigation. When an alleged violation of the Code is reported, the Company expects to take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the GC or CFO, who, in turn, shall notify the CEO and/or Chairman of the Audit Committee, as applicable. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the GC or CFO, if appropriate, the CEO, and, in every such case, the Chairman of the Audit Committee. The GC, CFO or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.
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Disciplinary Actions. Subject to the following sentence, the GC or CFO, after consultation with the CEO, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.
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Retention of Reports and Complaints. All reports and complaints made to or received by the GC, CFO or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the GC or CFO and this record of such report shall be retained for five (5) years (or otherwise in accordance with any documentation retention policy followed by the Company).

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Required Government Reporting. Whenever conduct occurs that requires a report to the government, the GC or CFO shall be responsible for complying with such reporting requirements.
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Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the GC or CFO should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non- compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.
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Publication of the Code of Business Conduct and Ethics; Amendments and Waivers of the Code of Business Conduct and Ethics

The most current version of this Code will be posted and maintained on the Company’s website or filed as an exhibit to the Company’s Annual Report on Form 10-K. The Company’s Annual Report on Form 10-K and Proxy Statements for its Annual Meetings of Stockholders shall disclose that the Code is maintained on the website or filed as an exhibit to the Company’s Annual Report on Form 10-K and shall disclose that substantive amendments and waivers will also be posted on the Company’s website.

Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors and will be disclosed within four (4) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company shall retain the disclosure relating to any such amendment or waiver for less than five (5) years.

Approved: April 18, 2012

Amended: October 2014; August 2017; October 2020, March 2021, July 2023, May 2025